As filed with the Securities and Exchange Commission on April 27, 2015

Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

PERION NETWORK LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

1 Azrieli Center, Building A
26 HaRokmim Street, Holon, Israel 5885849
(Address of Principal Executive Offices) (Zip Code)

EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Perion Network Ltd.
c/o Smilebox Inc.
15809 Bear Creek Parkway, Suite 320
Redmond, Washington 98052
 (Name and Address of Agent for Service)

 (425) 881-9475
 (Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam M. Klein, Adv.
Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel Aviv 6789141, Israel
+972-3-608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares of Perion Network Ltd. (par value NIS 0.01) ("Ordinary Shares")	2,000,000	$3.69	(2)	$7,380,000	$857.56	(3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional Ordinary Shares which become issuable under the Equity Incentive Plan, as amended, formerly known as the 2003 Israeli Share Option Plan (the “Plan”) of Perion Network Ltd. (the “Company” or the “Registrant”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of the Company as a result of share splits, share dividends and anti-dilution provisions.

(2)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the NASDAQ Global Select Market on April 23, 2015.

(3)	Calculated pursuant to Section 6 of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.0001162.

EXPLANATORY NOTE

A Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2006 (File No. 333-133968) (the “First S-8”) to register under the Securities Act 1,368,000 Ordinary Shares to be offered and sold pursuant to the Plan. A second Registration Statement was filed with the Commission on June 30, 2008 (File No. 333-152010) (the “Second S-8”) to register under the Securities Act an additional 1,000,000 Ordinary Shares to be offered and sold pursuant to the Plan. A third Registration Statement was filed with the Commission on January 20, 2011 (File No. 333-171781) (the “Third S-8”) to register under the Securities Act an additional 1,000,000 Ordinary Shares to be offered and sold pursuant to the Plan.  A fourth Registration Statement was filed with the Commission on May 20, 2013 (File No. 333-188714) (the “Fourth S-8”) to register under the Securities Act an additional 1,000,000 Ordinary Shares to be offered and sold pursuant to the Plan.  A fifth Registration Statement was filed with the Commission on November 18, 2013 (File No. 333-192376) (the "Fifth S-8") to register under the Securities Act an additional 200,000 Ordinary Shares to be offered and sold pursuant to the Plan. A sixth Registration Statement was filed with the Commission on December 31, 2013 (File No. 333-193145, and together with the First S-8, the Second S-8, the Third S-8, the Fourth S-8 and the Fifth S-8, the “Prior Registration Statements”) to register under the Securities Act an additional 4,136,047 Ordinary Shares to be offered and sold pursuant to the Plan.

This Registration Statement has been prepared and filed pursuant to General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of an additional 2,000,000 Ordinary Shares, to be offered and sold pursuant to the Plan from time to time.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements related to the Plan are incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed with the Commission on April 16, 2015; and

(b) The description of our ordinary shares set forth in the Prospectus, dated January 30, 2006, contained in the Company’s registration statement on Form F-1/A (No. 333-129246) filed with the Commission on January 30, 2006, including any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any reports on Form 6-K subsequently submitted by the Registrant to the Commission during such period (or portions thereof) that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the respective dates of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of association allow us to indemnify, exculpate and insure our office holders, which includes our directors, to the fullest extent permitted by the Companies Law (other than with respect to certain expenses in connection with administrative enforcement proceedings under the Israeli Securities Law), provided that procuring this insurance or providing this indemnification or exculpation is duly approved by the requisite corporate bodies.

Under the Companies Law, a company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance against monetary liability incurred in his or her capacity as an office holder, whether imposed in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court, the indemnification must be limited to foreseeable events in light of the company’s actual activities at the time of the indemnification undertaking and to a specific sum or a reasonable criterion under such circumstances, as determined by the board of directors.

Under the Companies Law, only if and to the extent provided by its articles of association, a company may indemnify an office holder against the following liabilities or expenses incurred in his or her capacity as an office holder:

•	any monetary liability whether imposed on him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court;

•
reasonable litigation expenses, including attorneys’ fees, incurred by him or her as a result of an investigation or proceedings instituted against him or her by an authority empowered to conduct an investigation or proceedings, which are concluded either (i) without the filing of an indictment against the office holder and without the levying of a monetary obligation in lieu of criminal proceedings upon the office holder, or (ii) without the filing of an indictment against the office holder but with levying a monetary obligation in substitute of such criminal proceedings upon the office holder for a crime that does not require proof of criminal intent;

•
reasonable litigation expenses, including attorneys’ fees, in proceedings instituted against him or her by the company, on the company’s behalf or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent, or in connection with an administrative enforcement proceeding or financial sanction instituted against him; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by him or her as a result of an administrative enforcement proceeding instituted against him or her. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on him or her in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law and expenses that he or she incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

Under the Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder, if and to the extent provided for in its articles of association. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty, any monetary liability imposed on the office holder in favor of a third-party, and reasonable litigation expenses, including attorney fees, incurred by an office holder as a result of an administrative enforcement proceeding instituted against him.

A company may, in advance only, exculpate an office holder for a breach of the duty of care, except in connection with a distribution of dividends or a repurchase of the company’s securities. A company may not exculpate an office holder from a breach of the duty of loyalty towards the company.

Under the Companies Law, however, an Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly, or an action committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder.

We have purchased liability insurance and entered into indemnification and exculpation agreements for the benefit of our office holders in accordance with the Companies Law and our articles of association.

ITEM 8.  EXHIBITS

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holon, State of Israel on this 27th day of April, 2015.

Perion Network Ltd.

By:	/s/ Yacov Kaufman
Name: Yacov Kaufman
Title: Chief Financial Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Josef Mandelbaum and Yacov Kaufman as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Perion Network Ltd. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Josef Mandelbaum Josef Mandelbaum	Chief Executive Officer (principal executive officer)	April 27, 2015

/s/ Yacov Kaufman Yacov Kaufman	Chief Financial Officer (principal financial and accounting officer)	April 27, 2015

/s/ Tamar Gottlieb Tamar Gottlieb	Chairperson of the Board	April 27, 2015
/s/ Alan Gelman Alan Gelman	Director	April 27, 2015
/s/ Dror Erez Dror Erez	Director	April 27, 2015
/s/ David Jutkowitz David Jutkowitz	Director	April 27, 2015
/s/ Avichay Nissenbaum Avichay Nissenbaum	Director	April 27, 2015
/s/ Roy Gen Roy Gen	Director	April 27, 2015
/s/ Mike Vorhaus Mike Vorhaus	Director	April 27, 2015

Authorized Representative in the United States: Smilebox Inc. By: /s/ Yacov Kaufman Name: Yacov Kaufman Title: Director		April 27, 2015

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Goldfarb Seligman & Co.

23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page of this Registration Statement).

99.1	The Registrant's Equity Incentive Plan (incorporated by reference to Exhibit 99.9 of the Company’s Report on Form 6-K, filed with the Commission on October 15, 2013).